Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Tuesday, April 25, 2023

CHICAGO, ILLINOIS – April 25, 2023 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported first quarter 2023 net sales and net earnings.

First quarter 2023 net sales were $160,711,000 compared to $139,291,000 in first quarter 2022, an increase of $21,420,000 or 15%. First quarter 2023 net earnings were $13,401,000 compared to $12,027,000 in first quarter 2022, and net earnings per share were $0.19 and $0.17 in first quarter 2023 and 2022, respectively, an increase of $0.02 per share or 12%.

Mrs. Gordon said, “Sales growth in first quarter 2023 was driven by effective sales and marketing programs, including seasonal sales programs during this period. Higher sales price realization was the primary contributor to the sales increase in first quarter 2023, however, higher sales volumes were achieved in first quarter 2023 compared to first quarter 2022.

Although the increase in first quarter 2023 sales contributed to improved net earnings, significantly higher input costs mitigated much of the benefits of these higher sales. First quarter 2023 gross profit margins and net earnings were adversely affected by higher costs for ingredients, packaging materials, plant manufacturing repairs and maintenance, and many manufacturing supplies and services. We also incurred additional costs, including overtime and extended operating shifts for plant manufacturing, to meet our sales demands in 2023.

Our input unit costs moved significantly higher in first quarter 2023 as most of our supply contracts for ingredients, packaging materials and manufacturing supplies and services expired at the end of 2022, and new supply agreements at higher prices became effective in early first quarter 2023. These higher costs in 2023 are incremental to the significant increase in input costs that we experienced last year in 2022 when compared to 2021. We believe that the increases in ingredients and packaging materials from 2021 are the greatest that we have experienced over a two-year period in decades. Supplier limitations and delivery delays in first quarter 2023 have also caused us to purchase some limited quantities of ingredients in the spot market which were at substantially higher unit costs than our contracted prices. Limited supply and continuing high demand for certain ingredients, as well as generally higher commodity markets, have driven up our unit costs for many ingredients and materials in each of the past two years. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which results in lower current income taxes during such periods of increasing costs and higher inflation, but this method does charge the most current costs to cost of goods sold and thereby accelerates the realization of these higher costs.

In response to these higher input costs, many companies in the consumer products industry have increased selling prices during the 2021 through 2023 period. We have and continue to implement price increases as well with the objective of improving sales price realization in order to pass along some of these higher input costs and restore some of our margin declines. Price increases were phased in principally beginning in second half 2021 and continue into 2023.  Although our price increases have generally reflected the overall price increases in our industry, they have not as yet resulted in fully restoring our margins to historical levels. Continuing increases in input costs and overall high inflation may not allow us to fully restore our margins to these historical levels. Although the Company continues to monitor these higher input costs and price increases in the industry, we are mindful of the effects and limits of passing on all of the above discussed higher input costs to our customers as well as the final consumers of our products.

Our supply chain improved in first quarter 2023 after a very challenging 2022. We are, however, continuing our focus on the supply chain and possible delays and disruptions which could result in the temporary shut-down of one or more manufacturing lines resulting in lost sales and profits in 2023. Labor shortages at some of our manufacturing plant locations continue to contribute to production and sales limitations of some products in 2023, just as it did in 2022. We did expand our work shifts and overtime in first quarter 2023 in order to increase production and mitigate some of the adverse effects of this labor shortage. Nonetheless, we believe that we can meet substantially all of our labor and work shift needs in 2023, however, the tight labor market has created many more challenges than in the past.

Although unfavorable foreign exchange did have some adverse effects on first quarter 2023 net earnings, higher interest income from the Company’s marketable securities investments did contribute to the increase in net earnings in first quarter 2023 compared to first quarter 2022. The Company’s effective income tax rates were 23.8% and 24.0% in first quarter 2023 and 2022, respectively. Earnings per share did benefit from stock purchases in the open market resulting in fewer shares outstanding in first quarter 2023.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers. Although the Covid-19 pandemic appears to have significantly subsided, it has been an unprecedented event and therefore the Company is unable to determine any related effects on its sales and net earnings for 2023 and beyond.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, supply chain disruptions, labor shortages, union labor contract negotiation impasses and stoppages, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022.

The risk factors referred to above, including the effects of the Covid-19 pandemic and related variants, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

MARCH 31, 2023 and 2022

	First Quarter Ended
	2023	2022

Net Product Sales	$160,711,000	$139,291,000
Net Earnings	$13,401,000	$12,027,000
Net Earnings Per Share*	$0.19	$0.17
Average Shares Outstanding*	70,242,000	71,079,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 7, 2023 and April 8, 2022.